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                                        Filed under Rule 424(c) of Regulation C
                                                    SEC File Number:  333-14475


PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 6, 1996)


                              4,836,340 SHARES OF
                             MTR GAMING GROUP, INC.
                                  COMMON STOCK


     The information in this Prospectus Supplement concerning the selling stockholders supplements the statements set forth under the caption "Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

                              SELLING STOCKHOLDERS

     The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented as follows:

     Pursuant to a request by Donald T. Saunders, on December 20, 1999 the Company's transfer agent transferred 163,533 shares of Common Stock of MTR Gaming Group, Inc. ("MTR"), initially issued to Mr. Saunders, into the names of Donald Saunders and Bonnie Saunders TTEEs The Saunders Family Trust DTD 10/02/97. Consequently, the number of MTR shares that may be offered by Donald T. Saunders pursuant to the Prospectus has been reduced by 163,533 shares and the number of MTR shares that may be offered pursuant to the Prospectus by Donald Saunders and Bonnie Saunders TTEEs The Saunders Family Trust DTD 10/02/97 is 163,533 shares (none of which will be beneficially owned after completion of the Offering).

     The date of this Prospectus Supplement is December 22, 1999.